Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179123

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 5, 2013

PROSPECTUS    SUPPLEMENT

(To prospectus dated January 20, 2012)

3,750,000 Shares

PDC Energy, Inc.

Common Stock

We are selling 3,750,000 shares of our common stock.

Our shares trade on the Nasdaq Global Select Market under the symbol “PDCE.” On August 2, 2013, the last sale price of the shares as reported on the Nasdaq Global Select Market was $55.23 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

The underwriter has agreed to purchase the common stock from us at a price of $             per share, which will result in $             of proceeds to us before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The underwriter may also exercise its option to purchase up to an additional 562,500 shares from us, at the price per share set forth above, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2013.

BofA Merrill Lynch

The date of this prospectus supplement is August     , 2013.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and certain other matters relating to our business. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Incorporation of Certain Information by Reference” on page S-49 of this prospectus supplement before investing in our common stock. Also see “Special Note Regarding Forward-Looking Statements.”

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision.

Unless otherwise stated, information in this prospectus supplement assumes the underwriters will not exercise their option to purchase additional shares of our common stock.

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement to “PDC,” “PDC Energy,” “we,” “us,” or “our” are to PDC Energy, Inc., and its consolidated subsidiaries.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: estimated natural gas, natural gas liquids (“NGLs”) and crude oil reserves; future production (including the components of such production), expenses, cash flows and liquidity; anticipated capital projects, expenditures and opportunities, including drilling locations; future exploration, drilling and development activities; results from our Wattenberg, Utica and other drilling and development programs; our anticipated delineation and derisking of Utica acreage; the availability of additional midstream facilities and services, the timing of that availability and related benefits to us; availability of sufficient funding for our 2013 capital program and sources of that funding; the impact of high line pressures and the expected impact of additional midstream infrastructure; our compliance with debt covenants; our use of proceeds from this offering; our dividend policy; potential future transactions; the borrowing base under our revolving credit facility; and our future strategies, plans and objectives.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained or incorporated by reference in this prospectus supplement reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of crude oil, NGLs and natural gas, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes and worldwide demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs;

•

the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of our crude oil and natural gas properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells to be greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	timing of the connection of our Utica Shale wells to gathering, processing, fractionation and transportation infrastructure;

•	timing and receipt of necessary regulatory permits;

S-iii

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition in the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•

availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production, particularly in the Wattenberg Field, and the impact of these facilities on the prices we receive for our production;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	the effect that acquisitions we may pursue have on our capital expenditures;

•	purchase price or other adjustments relating to asset acquisitions or dispositions that may be unfavorable to us;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Furthermore, we urge you to carefully review and consider the disclosures made in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks and uncertainties that may affect our business, financial condition, results of operations and cash flows as discussed in “Risk Factors” beginning on page S-11 of this prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the respective dates on which they were made. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of us and the key aspects of this offering. This summary does not contain all of the information that may be important to you. For a more complete understanding, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information presented under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” and the documents incorporated by reference.

PDC Energy, Inc.

Our Company

We are a domestic independent company that acquires, develops, explores and produces crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Appalachian Basin in the eastern United States. Our operations in the Wattenberg Field in Colorado are focused on the liquid-rich horizontal Niobrara and Codell plays. Our Appalachian Basin operations are currently focused on development activity in the liquid-rich portion of the Utica Shale play in Ohio and horizontal development in the Marcellus Shale in northern West Virginia through our 50% joint venture interest in PDC Mountaineer, LLC, or PDCM. We own an interest in approximately 6,200 gross producing wells and maintained an average production rate of approximately 18.1 MBoe per day for the quarter ended June 30, 2013, which was comprised of 37% crude oil, 46% natural gas and 17% NGLs. This represents production growth of 34% from continuing operations as compared to the quarter ended June 30, 2012. As of December 31, 2012, we had approximately 193 MMBoe of proved reserves with an estimated present value of future net revenues, or PV-10 value, of $1.7 billion, representing growth of 24 MMBoe and approximately $360 million, respectively, relative to the totals as of December 31, 2011. The percentage of our proved reserves represented by crude oil and NGLs rose to 48% as of December 31, 2012, up from 34% as of December 31, 2011.

In June 2013, we completed the sale of our non-core Colorado dry gas assets, primarily natural gas producing properties located in the Piceance Basin, northeastern Colorado and other non-core areas, to affiliates of Caerus Oil and Gas LLC for $177.6 million, subject to customary post-closing adjustments. We refer to this transaction as the “Piceance Basin Sale.” The assets included in the Piceance Basin Sale had proved reserves of 85 Bcfe at December 31, 2012, substantially all of which were natural gas, and produced 16.7 Bcfe in 2012.

The following table presents our proved reserve estimates as of December 31, 2012 based on a reserve report prepared by Ryder Scott Company, L.P., or Ryder Scott, our independent petroleum engineering consulting firm, and production for the three months ended June 30, 2013, in each case pro forma for the Piceance Basin Sale:

	Pro Forma Proved Reserves at December 31, 2012
	Proved Reserves (MMBoe)	% of Total Proved Reserves	% Proved Developed	% Liquids	Pro Forma Proved Reserves to Production Ratio (in years) (1)	Pro Forma Production (Boe/d)
Western—Wattenberg Field	149	83%	41%	62%	27	15,019
Eastern—Appalachian Basin	30	17%	23%	0%	29	2,852	(2)

Total proved reserves	179	100%	38%	51%	27	17,871

(1)	Based on production during the three months ended June 30, 2013 from continuing operations.
(2)	Excludes Utica Shale properties, which had no proved reserves as of December 31, 2012.

Recent increases in our estimated proved reserves and production are primarily attributable to horizontal drilling activities in the liquid-rich Wattenberg Field in Colorado and, to a lesser extent, our June 2012 acquisition of certain Wattenberg Field properties and related assets from affiliates of Merit Energy. We refer to this transaction as the “Merit Acquisition.” We drilled 37 horizontal Niobrara and Codell wells, completed 160 refracture and recompletion projects and participated in 19 gross, five net, non-operated drilling projects in the Wattenberg Field in 2012. In the first six months of 2013, we spud 27 horizontal wells in the field, 14 of which were completed, and participated in 18 gross, 4.2 net, horizontal non-operated drilling projects. We currently have three drilling rigs operating in the field and are drilling on three- to eight-well pads.

In our Appalachian Basin operations, we have acquired approximately 46,000 net acres targeting the wet gas and crude oil windows of the Utica Shale in southeast Ohio, and are actively seeking additional acreage. Our year-end 2012 proved reserves do not include reserves associated with our Utica Shale properties. We have drilled seven horizontal wells targeting the Utica Shale, one of which is producing as of June 30, 2013. In addition, PDCM drilled three and completed six horizontal Marcellus wells in 2012 and spud seven additional wells during the six months ended June 30, 2013.

We plan to use the proceeds of this offering to accelerate our drilling programs. We may also pursue additional acreage acquisitions in the Utica Shale. We anticipate that we will increase our capital budget for 2013, which is currently $387 million (excluding PDCM), upon completion of the offering.

Our Strengths

Multi-year project inventory targeting highly economic oil and NGLs production growth. We have a significant operational presence in three key U.S. onshore basins and have identified a substantial inventory of approximately 4,400 gross capital projects across our assets. This inventory includes approximately 3,600 gross projects in the liquid-rich Wattenberg Field, of which approximately 2,000 are horizontal Niobrara and Codell proved, probable and possible, or 3P, locations that we expect to be capable of providing liquid-rich production growth for the next several years at attractive rates of return based on current strip prices. Potential downspacing of future drill sites would provide the opportunity for additional locations. In the core area of the Wattenberg Field, we have achieved an average of approximately 335 MBoe gross reserves per horizontal well, with approximately 75% liquids contribution. In the Appalachian Basin, we have approximately 600 gross Marcellus Shale drilling locations in inventory, of which approximately 360 gross wells in our core focus area would be expected to generate reserves of 5 to 9 Bcfe per well based on an expected lateral length of approximately 5,000 feet. In addition, our leasehold position in the emerging Utica Shale play is expected to provide approximately 200 horizontal drilling opportunities in liquid rich areas. With the development of the horizontal Niobrara and Codell, exploration and delineation of acreage in the Utica Shale, and completion of the Piceance Basin sale, we have transitioned our portfolio to a higher mix of oil and NGLs that we believe is capable of delivering higher margins and improved capital efficiencies.

Track record of reserve growth. Our proved reserves have grown from 55 MMBoe at December 31, 2008 to approximately 179 MMBoe at December 31, 2012 from continuing operations, representing a compound annual growth rate, or CAGR, of 35%. During the same time period, our proved crude oil and NGLs reserves grew at a CAGR of 57%.

Horizontal drilling and completion experience. We have a proven track record of applying technical expertise toward developing unconventional resources through horizontal drilling, having drilled or participated in 111 Niobrara, Codell, Marcellus or Utica horizontal wells as of June 30, 2013. We have fully transitioned to multi-well pad drilling to further optimize costs and enhance horizontal drilling efficiencies. Pad drilling enables us to streamline the transition to increased well density in our horizontal plays. We have approximately 2,800 gross horizontal 3P locations in inventory from our Wattenberg, Marcellus and Utica positions.

Significant operational control in our core areas. As a result of successfully executing our strategy over time of acquiring largely concentrated acreage positions with a high working interest, we operate and manage approximately 92% of our oil and natural gas properties. Our high percentage of operated properties enables us to exercise a significant level of control with respect to drilling, production, operating and administrative costs, in addition to leveraging our base of technical expertise in our core operating areas.

Access to liquidity. As of June 30, 2013, we had $43.2 million of cash and cash equivalents and $431.3 million available for borrowing under our revolving credit facility. We have no near-term debt maturities. We actively hedge our future exposure to commodity price fluctuations by entering into oil and natural gas swaps and collars. As of July 31, 2013, we have hedged approximately 8.2 Bcf of our natural gas production for the second half of 2013 at an average minimum price of $3.88 per Mcf, and we have hedged approximately 1,313 MBbls of our oil production for the second half of 2013 at an average minimum price of $89.97 per Bbl. Also as of July 31, 2013, we have hedged approximately 18.3 Bcf of our natural gas production for 2014 at an average minimum price of $4.04 per Mcf, and approximately 3,704 MBbls of our oil production for 2014 at an average minimum price of $88.82 per Bbl.

Management experience and operational expertise. We have a management team with a proven track record of performance and a technical and operational staff with significant expertise in the basins in which we operate, particularly with horizontal well development activities.

Business Strategy

Our business strategy focuses on generating shareholder value through the organic growth of our reserves, production and cash flows in our high-value, liquid-rich horizontal drilling programs. We also engage in targeted exploratory drilling of unconventional resources and maintain an active acquisition program. We pursue various midstream, marketing and cost reduction initiatives designed to increase our per unit operating margins and maintain a conservative and disciplined financial strategy focused on providing sufficient liquidity and balance sheet strength to execute our business strategy.

Drill and develop. Our leasehold interests consist of developed and undeveloped crude oil, natural gas and NGLs resources located in the Wattenberg Field in Colorado and the Appalachian Basin in the eastern United States. Based on our prior acreage holdings and recent acquisitions, we have identified a substantial inventory of approximately 4,400 gross capital projects for development primarily through horizontal drilling in high-return, liquid-rich plays, as well as refracturing and recompletion opportunities.

Wattenberg Operations. Our primary focus in the liquid-rich Wattenberg Field is the horizontal Niobrara and Codell plays. We have fully transitioned to multi-well pad drilling to further optimize costs and enhance horizontal drilling efficiencies in the Wattenberg Field. Pad drilling enables us to streamline the transition to increased well density in the horizontal Niobrara and Codell plays. We also maintain a vertical drilling inventory in the Codell formation. We currently estimate that we have 3,600 gross capital projects in the Wattenberg Field, which include over 2,000 gross 3P projects for the horizontal Niobrara and Codell. Depending upon commodity prices and the number of drilling rigs operating, we believe that this inventory of projects provides us with over 10 years of drilling activity.

Of our total current 2013 capital budget of $387 million (which excludes PDCM), we expect to spend approximately $272 million on development activities in the Wattenberg Field. Under the current drilling program, we expect to drill or participate in approximately 69 horizontal Niobrara or Codell wells in 2013. In the first half of 2013, we completed or spud 27 Niobrara or Codell wells. We are currently running a three-rig program in the field and may add an additional rig in an accelerated program to be funded using a portion of the proceeds of this offering.

Appalachian Basin. We continue to delineate and develop our leasehold position in the Utica Shale. We currently estimate that we have approximately 200 gross projects for horizontal drilling in the Utica Shale and have spud seven horizontal wells through June 30, 2013. In 2013, we expect to devote approximately $77 million of our 2013 capital program primarily toward drilling and completion activity in the Utica Shale. We plan to drill 11 horizontal wells targeting the wet gas and crude oil windows of the play in 2013, nine of which we anticipate bringing on-line by the end of the year. We may use a portion of the proceeds of this offering to fund the addition of a second rig in the Utica Shale and/or to pursue the acquisition of additional acreage in the area.

Our other focus in the Appalachian Basin is on horizontal drilling in the Marcellus Shale in West Virginia. We currently estimate we have approximately 600 gross projects for horizontal drilling in the Marcellus Shale. PDCM expects to drill a total of 15 gross horizontal Marcellus wells in 2013, of which seven were spud in the first half of the year.

Strategically acquire. We typically pursue the acquisition of assets that have a balance of value in producing wells, behind-pipe reserves and high-quality undeveloped drilling locations. We seek liquid-rich properties with large undeveloped drilling upside where we believe we can utilize our operational abilities to add shareholder value. We have an experienced team of management, engineering and geosciences professionals who identify and evaluate acquisition opportunities.

In June 2012, we completed the Merit Acquisition for an aggregate purchase price of approximately $304.6 million, after certain post-closing adjustments. The acquired assets comprise approximately 29,800 net acres, after post-closing adjustments, located almost entirely in the core Wattenberg Field and with significant overlay with our existing acreage position. Our total position in the core Wattenberg Field is approximately 98,600 net acres.

Since 2011, we have acquired approximately 46,000 net acres of Utica leaseholds, targeting the wet natural gas and crude oil windows of the Utica Shale play throughout southeastern Ohio. As an early entrant into the development of the Utica Shale, we believe we have gained valuable experience and expertise in proactively addressing title and other issues associated with the development of the play. We are currently seeking to expand our Utica Shale acreage position.

Manage operational and financial risk. We focus on development drilling programs in resource plays that offer repeatable results capable of driving growth in reserves, production and cash flows. We regularly review acquisition opportunities in our core areas of operation as we believe we can extract additional value from such assets through production optimization, refracturing, recompletions and development drilling. In addition, core acquisitions can potentially provide synergies that result in economies of scale from a combined position. While we believe development drilling will remain the foundation of our capital programs, we will continue our disciplined approach to acquisitions and exploratory drilling, both of which have the potential to identify new development opportunities.

We believe we proactively employ strategies to help reduce the financial risks associated with the oil and gas industry. One such strategy is to maintain a balanced production mix of liquids and natural gas. During the first half of 2013, our Company produced crude oil, natural gas and NGLs with a production mix of approximately 54% liquids to 46% natural gas. This strategy of a diversified commodity mix helps to mitigate the financial impact from a decline in the market price of any one of our commodities. In addition, we utilize commodity-based derivative instruments to manage a substantial portion of our exposure to price volatility with regard to our crude oil and natural gas sales and natural gas marketing.

Selective exploration. We believe that our disciplined exploration program has the potential to consistently replenish our portfolio with new exploration projects capable of positioning us for significant production and reserve growth in future years. We continue to focus our efforts toward liquid-rich plays to take advantage of the currently more attractive economics associated with crude oil and NGLs weighted projects. We strive to identify potential plays in their early stages in an attempt to accumulate significant leasehold positions prior to competitive forces driving up the cost of entry. We seek investment in leasehold positions that are in the proximity of existing or emerging midstream infrastructure. We believe the leasehold we acquired targeting the Utica Shale meets these criteria and we see the derisking and delineation of this leasehold as our primary exploration focus during 2013.

Corporate Information

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PDCE.”

Our principal executive offices are located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. Our telephone number is 303-860-5800.

We also maintain an internet website at www.pdce.com, which contains information about us. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	PDC Energy, Inc.

Common stock offered (1)	3,750,000 shares

Common stock to be outstanding after this offering	34,175,146 shares

Option to purchase additional shares granted by us	Up to 562,500 shares

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $ million ($ million if the underwriters exercise their overallotment option to purchase 562,500 additional shares of our common stock in full).

We intend to use the net proceeds from this offering to fund a portion of an expanded capital expenditure program for the remainder of 2013 and 2014, including the addition of a fourth drilling rig in the Wattenberg Field and/or a second rig in the Utica Shale, and for general corporate purposes. We may also use a portion of the proceeds to acquire additional Utica Shale acreage. Pending such uses, we intend to deposit the proceeds in an interest bearing account. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	PDCE

Dividend policy	We have not paid dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. In addition, our revolving credit facility and the indenture governing our senior notes limit our ability to pay dividends and make other distributions on our common stock.

Risk factors	An investment in our common stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement.

(1)	See “Description of Capital Stock” on page S-35 of this prospectus supplement for additional information regarding the common stock to be issued in this offering.

The information above regarding the number of shares of our common stock outstanding is based on 30,425,146 shares of common stock outstanding as of June 30, 2013. The number of shares of our common stock outstanding as of that date does not include 2,460,574 shares reserved for issuance under our equity compensation plans, of which 757,349 restricted shares have been granted and are subject to issuance in the future based on the satisfaction of certain time-based or market-based vesting criteria established pursuant to the respective awards. In addition, as of June 30, 2013, we had outstanding options to purchase 6,973 shares of our common stock at a weighted average exercise price of $41.09 per share and 205,910 stock appreciation rights.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary financial data. The summary financial data for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 27, 2013 and in our Current Report on Form 8-K filed on June 28, 2013, which are incorporated by reference into this prospectus supplement. The summary financial data for the six months ended June 30, 2013 and 2012 and as of June 30, 2013 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference into this prospectus supplement. The summary financial data as of June 30, 2012 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The unaudited condensed consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X of the SEC. In the opinion of our management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Prior period financial statements have been restated to present the activities of our oil and gas well drilling operations as discontinued operations. The results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, our Current Report on Form 8-K filed with the SEC on June 28, 2013, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our historical consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2011	2010	2013	2012
	(dollars in millions, except per share data as noted)
Statement of Operations:
Crude oil, natural gas and NGLs sales	$238.4	$223.3	$146.0	$157.0	$118.3
Commodity price risk management gain, net	32.3	46.1	59.9	2.4	50.2
Total revenues	320.6	337.3	276.6	193.1	190.7
Income (loss) from continuing operations	(21.7)	22.6	18.1	(24.5)	25.9
Income (loss) from discountinued operations, net of tax	(109.0)	(9.1)	(12.1)	5.0	2.2
Earnings (loss) per share attributable to shareholders:
Net income (loss) from continuing operations—basic	$(0.78)	$0.96	$0.94	$(0.80)	$1.03
Net income (loss) from discontinued operations—basic	(3.94)	(0.39)	(0.62)	0.16	0.09
Net income (loss) from continuing operations—diluted	(0.78)	0.95	0.92	(0.80)	1.03
Net income (loss) from discontinued operations—diluted	(3.94)	(0.39)	(0.61)	0.16	0.08
Statement of Cash Flows:
Net cash provided by operating activities	$174.7	$166.8	$151.8	$42.0	$69.7
Capital expenditures	347.7	334.5	162.7	139.5	165.2
Acquisitions of oil and gas properties	312.2	145.9	158.1	—	309.3
Balance Sheet:
Total assets	$1,826.8	$1,698.0	$1,389.0	$1,691.4	$1,917.8
Working capital	(31.4)	(22.0)	16.2	9.4	(28.2)
Long-term debt	676.6	532.2	295.7	639.1	592.0
Equity	703.2	664.1	642.2	688.1	858.8

SUMMARY RESERVE INFORMATION

The table below sets forth information regarding our estimated proved reserves as of December 31, 2012, 2011 and 2010 based on estimates made in reserve reports prepared by Ryder Scott. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. Neither the estimated future net cash flows nor the standardized measure is intended to represent the current market value of the estimated natural gas and oil reserves.

Estimated future net cash flows represents the undiscounted estimated future gross revenue to be generated from the production of proved reserves, net of estimated production costs, future development costs and income tax expense. Prices used to estimate future gross revenues and production and development costs were based on a 12-month average price calculated as the unweighted arithmetic average price on the first day of each month, January through December. Prices were not adjusted to reflect the value of our commodity hedges. Prices relating to production and development costs were estimated as of December 31 for each of the years presented; costs do not include non-property related expenses such as corporate general and administrative expenses, debt service, or depreciation, depletion and amortization expense. The standardized measure of discounted future net cash flows represents the present value of estimated future net cash flows discounted at a rate of 10% per annum to reflect the timing of future cash flows.

	December 31,
PDC Energy	2012 (1)	2011 (2)	2010 (3)
Estimated proved natural gas and oil reserves:
Natural gas (MMcf)	604,038	672,145	657,306
Oil (MBbl)	59,310	37,636	23,236
NGLs (MBbl)	32,827	19,588	10,649
Total proved reserves (MBoe)	192,810	169,248	143,436
Proved developed reserves (MBoe)	81,753	78,558	50,190
Estimated future net cash flows (in thousands)	$2,756,368	$2,289,624	$1,314,642
PV-10 (in thousands)	$1,708,856	$1,350,300	$693,100
Standardized measure (in thousands)	$1,168,497	$941,209	$488,418

(1)	Unescalated twelve month arithmetic average of the first day of the month posted prices of $94.71 per Bbl for oil and natural gas liquids and $2.76 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $87.51 per Bbl for oil, $28.02 per Bbl for natural gas liquids and $2.35 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2012.
(2)	Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.19 per Bbl for oil and natural gas liquids and $4.12 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $88.94 per Bbl for oil, $39.59 per Bbl for natural gas liquids and $3.41 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2011.
(3)	Unescalated twelve month arithmetic average of the first day of the month posted prices of $79.43 per Bbl for oil and natural gas liquids and $4.37 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $71.95 per Bbl for oil, $34.12 per Bbl for natural gas liquids and $3.54 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2010.

The table below sets forth selected reserve estimate information for the properties included in the Piceance Basin Sale as of December 31, 2012 (see note (1) above for pricing information).

Properties Included in Piceance Basin Sale	December 31, 2012
Estimated proved natural gas and oil reserves:
Natural gas (MMcf)	83,656
Oil (MBbl)	148
NGLs (MBbl)	0
Total proved reserves (MBboe)	14,091
Proved developed reserves (MBoe)	14,091

SUMMARY OPERATING INFORMATION

The following table sets forth summary operating information from continuing operations for the years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013 and 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2011	2010	2013	2012
	(dollars in millions, except per unit data)
Production (1)
Crude oil (MBbls)	1,987.8	1,675.7	1,196.2	1,286.0	986.7
Natural gas (MMcf) (2)	15,988.6	13,370.1	9,755.6	9,061.3	7,463.5
NGLs (MBbls)	837.3	712.7	561.1	514.8	418.8
Crude oil equivalent (MBoe) (2)	5,490.0	4,616.2	3,383.3	3,311.1	2,649.4
Average MBoe per day	15.0	12.6	9.3	18.3	14.6
Crude Oil, Natural Gas and NGL
Crude oil	$173.5	$147.2	$89.2	$112.1	$89.5
Natural gas	42.0	49.3	37.9	31.1	17.4
NGLs	22.9	26.8	22.2	13.8	11.5
Provision for underpayment of natural gas sales	—	—	(3.3)	—	—

Total crude oil, natural gas and NGLs sales	$238.4	$223.3	$146.0	$157.0	$118.3

Realized Gain (Loss) on Derivatives, net (3)
Natural gas	$49.9	$29.1	$40.0	$11.2	$28.5
Crude oil	(0.5)	(11.9)	7.1	1.2	(2.4)

Total realized gain on derivatives, net	$49.4	$17.2	$47.1	$12.4	$26.1

Average Sales Price (excluding gain/loss on derivatives)
Crude oil (per Bbl)	$87.27	$87.44	$74.54	$87.13	$90.67
Natural gas (per Mcf)	2.63	3.74	3.89	3.44	2.33
NGLs (per Bbl)	27.33	37.50	39.56	26.72	27.39
Crude oil equivalent (per Boe)	43.44	48.36	44.10	47.41	44.65
Average Lifting Cost (per Boe) (4)	$4.98	$4.98	$4.14	$4.72	$5.19
Natural Gas Marketing Contribution Margin (5)	$0.4	$0.7	$0.5	$—	$0.4
Interest Expense	$48.3	$37.0	$33.3	$26.4	$20.5

Amounts may not recalculate due to rounding.
(1)	Production is net and determined by multiplying the gross production volume of properties in which we have an interest by the percentage interest we own.
(2)	One Bbl of crude oil or NGL equals six Mcf of natural gas.
(3)	Represents realized derivative gains and losses related to natural gas, NGLs and crude oil sales, which do not include realized derivative gains and losses related to natural gas marketing.
(4)	Represents lease operating expenses, exclusive of production taxes, on a per unit basis.
(5)	Represents sales from natural gas marketing, net of costs of natural gas marketing, including realized and unrealized derivative gains and losses related to natural gas marketing activities.

RISK FACTORS

An investment in our common stock offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to Our Business and the Industry

Natural gas, crude oil and NGL prices fluctuate and a decline in these prices can significantly affect the value of our assets and our financial results and impede our growth.

Our revenue, profitability and cash flows depend in large part upon the prices and demand for natural gas, NGLs and crude oil. The markets for these commodities can be volatile, and significant drops in prices can negatively affect our financial results and impede our growth. For example, in much of 2012, natural gas prices were too low to economically justify drilling operations in several areas. Similarly, NGL prices have decreased in some recent periods due to increased development activities in a variety of basins across the U.S. Changes in commodity prices have a significant effect on our cash flows and on the value and quantity of our reserves, which can in turn reduce the borrowing base under our revolving credit facility. Prices for natural gas, NGLs and crude oil may fluctuate in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, including national and international economic and political factors and federal and state legislation. For example, any substantial reduction in the growth rate of China could affect global oil prices significantly, and continued weakness in the overall economic environment could adversely affect all commodity prices. In addition to factors affecting the price of oil, NGLs and natural gas generally, the prices we receive for our production are affected by factors specific to us and to the local markets where the production occurs. Pricing can be influenced by, among other things, local or regional supply and demand factors (such as refinery or pipeline capacity issues, trade restrictions and governmental regulations) and the terms of our sales contracts.

Lower commodity prices may not only reduce our revenues, but also may reduce the amount of natural gas, NGLs and crude oil that we can produce economically. As a result, we may have to make substantial downward adjustments to our estimated proved reserves if prices decline or remain at depressed levels for extended periods. If this occurs or if our estimates of development costs increase, production data factors change or our exploration results deteriorate, accounting rules may require us to write-down operating assets to fair value, as a non-cash charge to earnings. We assess impairment of capitalized costs of proved properties by comparing net capitalized costs to estimated undiscounted future net cash flows on a field-by-field basis using estimated production based upon prices at which management reasonably estimates such products may be sold. We may incur additional impairment charges in the future, which could have a material adverse effect on our results of operations.

The marketability of our production is dependent upon limited transportation and processing facilities over which we may have no control. Market conditions or operational impediments, including high line pressures, particularly in the Wattenberg Field, and other impediments affecting gathering and transportation systems, could hinder our access to natural gas, crude oil and NGL markets or delay production and thereby adversely affect our profitability.

Our ability to market our production depends in substantial part on the availability, proximity and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. If adequate gathering, processing and transportation facilities are not available to us on a timely basis and at acceptable costs, our production and results of operations will be adversely affected. For example, due to increased drilling activities by third parties and unusually hot temperatures in Colorado in the second half of 2012, the principal third-party provider we use in the Wattenberg area for these facilities and services experienced high line pressure, and the resulting capacity constraints impacted the productivity of some of our older wells and limited the incremental production impact of our newer horizontal wells. These issues have continued to affect us in 2013. As a result, we have seen an impact on our production and a related decrease in revenue from the impacted wells. Thus, our profitability has been adversely affected, and will continue to be affected until available capacity increases or alternative arrangements are available. Capacity constraints affecting natural gas production also impact our ability to produce the associated NGLs. We may face similar risks in other areas, including our Utica operating area, as gathering/processing infrastructure is currently in the development phase. We are also dependent on third party pipeline infrastructure to deliver our natural gas production to market in the Marcellus area.

Federal, state and local legislative and regulatory initiatives and litigation relating to hydraulic fracturing could result in increased costs and additional drilling and operating restrictions or delays in the production of natural gas, NGLs and crude oil, including from the development of shale plays. A decline in the drilling of new wells and related servicing activities caused by these initiatives and litigation could adversely affect our financial condition, results of operations and cash flows.

Most of our drilling uses hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of unconventional wells in shale, coalbed and tight sand formations. Proposals have been introduced in the U.S. Congress to regulate hydraulic fracturing operations and related injection of fracturing fluids and propping agents used by the oil and natural gas industry in fracturing fluids under the Safe Drinking Water Act (“SDWA”), and to require the disclosure of chemicals used in the hydraulic fracturing process under the SDWA, the Emergency Planning and Community Right-to-Know Act (“EPCRA”), or other laws. Sponsors of these bills, which have been subject to various proceedings in the legislative process, including in the House Energy and Commerce Committee and the Senate Environmental and Public Works Committee, have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies and otherwise cause adverse environmental impacts. The Environmental Protection Agency (the “EPA”) has recently focused on citizen concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities, and conducted public meetings around the country on this issue which have been well publicized and well attended. In March 2011, the EPA announced its intention to conduct a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. The EPA issued an initial report about the study in December 2012. The initial report described the focus of the continuing study but did not include any data concerning EPA’s efforts to date, nor did it draw any conclusions about the safety of hydraulic fracturing. A draft report including data and conclusions, is expected in 2014.

The EPA also has begun a Toxic Substances Control Act (“TSCA”) rulemaking which will collect expansive information on the chemicals used in hydraulic fracturing fluid, as well as other health-related data, from chemical manufacturers and processors. EPA also has finalized major new Clean Air Act (“CAA”) standards (New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants,

or NESHAPs) applicable to hydraulically fractured natural gas wells. The standards will require, among other things, use of reduced emission completions, or green completions, to reduce volatile organic compound emissions from well completions as well as new controls applicable to a wide variety of storage tanks and other equipment. While most key provisions in the new CAA standards are not effective until 2015 and EPA currently is re-considering parts of the rule, the rules associated with such standards are substantial and may increase future costs of our operations and will require us to make modifications to our operations and install new equipment. EPA has also issued and is in the process of finalizing permitting guidance for hydraulically fractured wells where diesel is used. It remains to be seen how broadly applicable the diesel guidance will be, but it has the potential to create duplicative requirements, further slow down the permitting process in certain areas, and increase the costs of operations. Certain other federal agencies are analyzing, or have been requested to review, environmental issues associated with hydraulic fracturing. The U.S. Department of the Interior, through the Bureau of Land Management, is currently conducting a rulemaking that will require, among other things, disclosure of chemicals and more stringent well integrity measures associated with hydraulic fracturing operations on public land.

In addition, certain state governments, including the states of Colorado, Pennsylvania, Ohio, and West Virginia, have adopted or are considering adopting laws and regulations that impose or could impose, among other requirements, stringent permitting or air emission control requirements, disclosure, wastewater disposal, baseline sampling, well construction and well location requirements on hydraulic fracturing operations or otherwise seek to ban underground injection of fracturing wastewater or fracturing activities altogether. Some municipalities and local governments, including most recently the city of Fort Collins in Colorado, have adopted or are considering similar actions. In addition, lawsuits have been filed against unrelated third parties in Pennsylvania, New York, Arkansas and several other states alleging contamination of drinking water by hydraulic fracturing. Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to natural gas, crude oil and NGL production activities using hydraulic fracturing techniques. Additional legislation, regulation, or litigation could also lead to operational delays or lead us to incur increased operating costs in the production of natural gas, NGLs and crude oil, including from the development of shale plays, or could make it more difficult to perform hydraulic fracturing or other drilling activities. If these legislative, regulatory, and litigation initiatives cause a material decrease in the drilling of new wells and in related servicing activities, our profitability could be materially impacted.

Environmental and overall public scrutiny focused on the oil and gas industry is increasing. The current trend is to increase regulation of our operations and the industry. We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Our exploration, development, production and marketing operations are regulated extensively at the federal, state, and local levels. Environmental and other governmental laws and regulations have increased our costs to plan, design, drill, install, operate and abandon natural gas and crude oil wells. Under these laws and regulations, we could also be liable for personal injuries, property damage and natural resource or other damages. Similar to our competitors, we incur substantial operating and capital costs to comply with such laws and regulations. These compliance costs may put us at a competitive disadvantage compared to larger companies in the industry which can spread such additional costs over a greater number of wells and larger operating staff. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years—particularly with respect to hydraulic fracturing—and environmental organizations have opposed, with some success, certain drilling projects.

In addition, our activities are subject to regulations governing conservation practices, protection of wildlife and habitat and protection of correlative rights by state governments. These regulations affect our operations, increase our costs of exploration and production and limit the quantity of natural gas, NGLs and crude oil that we can produce and market. A major risk inherent in our drilling plans is the possibility that we will be unable to obtain needed drilling permits from state and local authorities in a timely manner. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could have a material adverse effect on our ability to explore or develop our properties.

Additionally, the natural gas and crude oil regulatory environment could change in ways that might substantially increase our financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. At the state level, for instance, the Colorado Oil and Gas Conservation Commission (“COGCC”) issued a new rule governing mandatory minimum spacing, or setbacks, between oil and gas wells and occupied buildings and other areas. Similarly, it is expected that the COGCC may undertake a rulemaking focused on wellbore integrity in 2013 that would increase requirements in this area. The COGCC has also recently concluded a rulemaking that will require baseline sampling of certain ground and surface water in most areas of Colorado. These new sampling requirements could increase the costs of developing wells in certain locations. In addition to increasing costs of operation, these rules could prevent us from drilling wells on certain locations we plan to develop, thereby reducing our reserves as well as our future revenues. In addition, the Colorado Department of Public Health & Environment is expected to undertake a potentially expansive new rule regulating methane and other air emissions at oil and gas facilities in the State. This rulemaking is expected to begin in late 2013 and be finalized in 2014.

Some local governmental bodies, for instance Longmont, Colorado, have adopted or are considering regulations regarding, among other things, land use, requirements for the posting of bonds to secure restoration obligations and limitations on hydraulic fracturing and other drilling activities, and these regulations may limit, delay or prohibit exploration and development activities or make those activities more expensive. Additionally, state and local governments are undertaking air quality studies to assess potential public health impacts from oil and gas operations. These studies may result in the imposition of additional regulatory requirements on oil and gas operations.

The BP crude oil spill in the Gulf of Mexico and generally heightened industry scrutiny has resulted and may result in new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. The EPA has recently focused on citizen concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities, and conducted public meetings around the country on this issue which have been well publicized and well attended. This renewed focus could lead to additional federal, state and local laws and regulations affecting our drilling, fracturing and other operations.

Other potential laws and regulations affecting us include new or increased severance taxes proposed in several states, including Pennsylvania. This could adversely affect the existing operations in these states and the economic viability of future drilling. Additional laws, regulations or other changes could significantly reduce our future growth, increase our costs of operations and reduce our cash flows, in addition to undermining the demand for the natural gas, NGLs and crude oil we produce.

Our ability to produce natural gas and crude oil could be impaired if we are unable to acquire adequate supplies of water for our drilling and completion operations or are unable to dispose of the water we use at a reasonable cost and within applicable environmental rules.

Our operations could be adversely impacted if we are unable to locate sufficient amounts of water, or dispose of or recycle water used in our exploration and production operations. Currently, the quantity of water required in certain completion operations, such as hydraulic fracturing, and changing regulations governing usage may lead to water constraints and supply concerns (particularly in some parts of the country). In addition, Colorado and other western states have recently experienced a drought. As a result, future availability of water from certain sources used in the past may be limited. Moreover, the imposition of new environmental initiatives and conditions could include restrictions on our ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and natural gas. The federal Clean Water Act (“CWA”) and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas waste, into navigable waters or other regulated federal and state waters. Permits or other approvals must be obtained to discharge pollutants to regulated waters and to conduct construction activities in such waters and wetlands. Uncertainty regarding regulatory jurisdiction over wetlands and other regulated waters has, and will continue to, complicate and increase the cost of obtaining such permits or other approvals. The CWA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and other hazardous substances. Many state discharge regulations, and the Federal National Pollutant Discharge Elimination System general permits issued by the EPA, prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into coastal waters. While generally exempt under federal programs, many state agencies have also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. In October 2011, the EPA announced its intention to develop federal pretreatment standards for wastewater discharges associated with hydraulic fracturing activities. If adopted, the pretreatment rules will require coalbed methane and shale gas operations to pretreat wastewater before transferring it to treatment facilities. Proposed rules are expected in 2013 for coalbed methane production and in 2014 for shale gas production. Some states, including Pennsylvania, have banned the treatment of fracturing wastewater at publicly owned treatment facilities. There has been recent nationwide concern, particularly in Ohio, over earthquakes associated with Class II underground injection control wells, a predominant storage method for crude oil and gas wastewater. It is likely that new rules and regulations will be developed to address these concerns, possibly eliminating access to Class II wells in certain locations, and increasing the cost of disposal in others. Finally, the EPA study noted above has focused and will continue to focus on various stages of water use in hydraulic fracturing operations. It is possible that, following the conclusion of EPA’s study, the agency will move to more strictly regulate the use of water in hydraulic fracturing operations. While we cannot predict the impact that these changes may have on our business at this time, they may be material to our business, financial condition, and operations. Compliance with environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells or the disposal or recycling of water will increase our operating costs and may cause delays, interruptions or termination of our operations, the extent of which cannot be predicted. In addition, our inability to meet our water supply needs to conduct our completion operations may impact our business, and any such future laws and regulations could negatively affect our financial condition and results of operations.

Acquisitions are subject to the uncertainties of evaluating recoverable reserves and potential liabilities, including environmental uncertainties.

Acquisitions of producing properties and undeveloped properties have been an important part of our historical and recent growth. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, development potential, future commodity prices, operating costs, title issues and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform engineering, environmental, geological and geophysical reviews of the acquired properties, which we believe are generally consistent with industry practices. However, such reviews are not likely to permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well prior to an acquisition and our ability to evaluate undeveloped acreage is inherently imprecise. Even when we inspect a well, we may not always discover structural, subsurface and environmental problems that may exist or arise. In some cases, our review prior to signing a definitive purchase agreement may be even more limited. In addition, we often acquire acreage without any warranty of title except as to claims made by, through or under the transferor.

When we acquire properties, we will generally have potential exposure to liabilities and costs for environmental and other problems existing on the acquired properties, and these liabilities may exceed our estimates. Often we are not entitled to contractual indemnification associated with acquired properties. We often acquire interests in properties on an “as is” basis with no or limited remedies for breaches of representations and warranties. Therefore, we could incur significant unknown liabilities, including environmental liabilities, or losses due to title defects, in connection with acquisitions for which we have limited or no contractual remedies or insurance coverage. In addition, the acquisition of undeveloped acreage is subject to many inherent risks and we may not be able to realize efficiently, or at all, the assumed or expected economic benefits of acreage that we acquire.

Additionally, significant acquisitions can change the nature of our operations depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or may be in different geographic locations than our existing properties. These factors can increase the risks associated with an acquisition.

Acquisitions also present risks associated with the additional indebtedness that may be required to finance the purchase price, and any related increase in interest expense or other related charges.

A substantial part of our natural gas, NGLs and crude oil production is located in the Wattenberg Field, making it vulnerable to risks associated with operating primarily in a single geographic area. In addition, we have a large amount of proved reserves attributable to a small number of producing formations.

Our operations are focused primarily on the Wattenberg Field, which means our current producing properties and new drilling opportunities are geographically concentrated in that area. Because our operations are not as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including fluctuations in prices of natural gas, NGLs and crude oil produced from the wells in the area, natural disasters, restrictive governmental regulations, transportation capacity constraints, curtailment of production or interruption of transportation, and any resulting delays or interruptions of production from existing or planned new wells. For example, the recent increase in activity in the Wattenberg Field has contributed to bottlenecks in processing and transportation that have negatively affected our results of operations, and these adverse effects may be disproportionately severe to us compared to our more geographically diverse competitors. Similarly, the concentration of our assets within a small number of producing formations exposes us to risks, such as changes in field-wide rules that could adversely affect development activities or production relating to those formations. Such an event could have a material adverse effect on our results of operations and financial condition.

Our estimated natural gas and crude oil reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

Natural gas, crude oil and NGL reserve engineering requires subjective estimates of underground accumulations of natural hydrocarbons and assumptions concerning commodity prices, production levels, and operating and development costs over the economic life of the properties. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be inaccurate. Independent petroleum engineers prepare our estimates of natural gas, NGLs and crude oil reserves using pricing, production, cost, tax and other information that we provide. The reserve estimates are based on certain assumptions regarding commodity prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual results could greatly affect:

•	the economically recoverable quantities of natural gas, NGLs and crude oil attributable to any particular group of properties;

•	future depreciation, depletion and amortization (“DD&A”) rates and amounts;

•	impairments in the value of our assets;

•	the classifications of reserves based on risk of recovery;

•	estimates of the future net cash flows;

•	timing of our capital expenditures; and

•	the amount of funds available for us to utilize under our revolving credit facility.

Some of our reserve estimates must be made with limited production histories, which renders these reserve estimates less reliable than estimates based on longer production histories. Horizontal drilling in the Wattenberg field is a relatively recent development, whereas vertical drilling has been used by producers in this field for over 40 years. As a result, the amount of production data from horizontal wells available to reserve engineers is relatively small, and future reserve estimates will be affected by additional production data as it becomes available. Further, reserve estimates are based on the volumes of natural gas, NGLs and crude oil that are anticipated to be economically recoverable from a given date forward based on economic conditions that exist at that date. The actual quantities of natural gas, NGLs and crude oil recovered would be different than the reserve estimates since they would not be produced under the same economic conditions as used for the reserve calculations. In addition, quantities of probable and possible reserves by definition are inherently more risky than proved reserves and are less likely to be recovered.

At December 31, 2012, approximately 57.6% of our estimated proved reserves (by volume) were undeveloped. These reserve estimates reflected our plans to make significant capital expenditures to convert our PUDs into proved developed reserves, including approximately $1.6 billion during the five years ending in 2017. You should be aware that the estimated development costs may not be accurate, development may not occur as scheduled and results may not be as estimated. If we choose not to develop PUDs, or if we are not otherwise able to successfully develop them, we will be required to remove the associated volumes from our reported proved reserves. In addition, under the SEC’s reserve reporting rules, because PUDs generally may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking, we may be required to downgrade any PUDs that are not developed within this five-year time frame to probable or possible.

The present value of our estimated future net cash flows from proved reserves is not necessarily the same as the current market value of our estimated natural gas and crude oil reserves. The estimated discounted future net cash flows from proved reserves were based on the prior 12-month average natural gas and crude oil index prices. However, factors such as actual prices we receive for natural gas and crude oil and hedging instruments, the amount and timing of actual production, amount and timing of future development costs, supply of and demand for natural gas, NGLs and crude oil, and changes in governmental regulations or taxation also affect our actual future net cash flows from our natural gas and crude oil properties.

The timing of both our production and incurrence of expenses in connection with the development and production of natural gas, crude oil and NGL properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor (the rate required by the SEC) we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates currently in effect and risks associated with our properties or the industry in general.

Unless reserves are replaced as they are produced, our reserves and production will decline, which would adversely affect our future business, financial condition and results of operations.

Producing natural gas, crude oil and NGL reservoirs are generally characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline will change if production from existing wells declines in a different manner than we estimated. The rate can change due to other circumstances as well. Our future reserves and production and, therefore, our cash flows and income, are highly dependent on our ability to efficiently develop and exploit our current reserves and to economically find or acquire additional recoverable reserves. We may not be able to develop, discover or acquire additional reserves to replace our current and future production at acceptable costs. Our failure to do so would adversely affect our future operations, financial condition and results of operations.

We may not be able to consummate additional prospective acquisitions of our drilling partnerships, which could adversely affect our business operations.

We have previously disclosed our intention to pursue, beginning in the fall of 2010 and extending through 2013, the acquisition of the limited partnership units held by non-affiliated investor partners in the drilling partnerships that we have sponsored. We have not budgeted for the acquisition of the largest remaining partnership in 2013. We also may be unable to make additional acquisitions of such affiliated drilling partnerships since consummation of any such acquisitions may be subject to the same procedural processes that were utilized in connection with our previously completed acquisitions of public drilling partnerships. Such procedural hurdles previously included, and may in the future include, among others:

•	negotiation and execution of a merger agreement with a special committee, comprised entirely of non-employee directors, of our board of directors;

•

clearance from the SEC upon completion by each of the partnerships of their SEC proxy disclosure review process before the partnerships can request approval of the merger transactions from their non-affiliated investors; and

•	approval by the holders of a majority of the limited partnership units held by the non-affiliated investors of each respective partnership.

In addition, certain former non-affiliated investor partners have initiated litigation concerning our acquisition of twelve limited partnerships in 2010 and 2011. Litigation challenges to further acquisitions are also possible. In addition, we will have incurred, and will remain liable for, transaction costs, including legal, accounting, financial advisory and other costs relating to any prospective acquisitions, including the costs of the financial and legal consultants to the special committee of our board of directors, whether or not the acquisitions are consummated. The occurrence of any of the risks associated with these potential transactions individually or in combination could have an adverse effect on our business, financial condition or results of operations.

When drilling prospects, the wells we drill may not yield natural gas, NGLs or crude oil in commercially viable quantities.

A prospect is a property on which our geologists have identified what they believe, based on available information, to be indications of hydrocarbon-bearing rocks. However, our geologists cannot know conclusively prior to drilling and testing whether natural gas, NGLs or crude oil will be present at all or in sufficient quantities to repay drilling or completion costs and generate a profit given the available data and technology. If a well is determined to be dry or uneconomic, which can occur even though it contains some natural gas, NGLs or crude oil, it is classified as a dry hole and must be plugged and abandoned in accordance with applicable regulations. This generally results in the loss of the entire cost of drilling and completion to that point, the cost of plugging, and lease costs associated with the prospect. Even wells that are completed and placed into production may not produce sufficient natural gas, NGLs and crude oil to be profitable. If we drill a dry hole or unprofitable well on current and future prospects, the profitability of our operations will decline and the value of our properties will likely be reduced. These risks are greater in developing areas such as the Utica Shale, where we are currently investing substantial capital. Exploratory drilling is typically subject to substantially greater risk than development drilling. In addition, initial results from a well are not necessarily indicative of its performance over a longer period.

Drilling for and producing natural gas, NGLs and crude oil are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations. Our drilling risk exposure may be increased as we have allocated most of our 2013 capital budget to drilling horizontal wells.

Drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for natural gas and crude oil can be unprofitable, not only due to dry holes, but also due to curtailments, delays or cancellations as a result of other factors, including:

•	unusual or unexpected geological formations;

•	pressures;

•	fires;

•	loss of well control;

•	loss of drilling fluid circulation;

•	title problems;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	shortages or delivery delays of equipment and services;

•	unanticipated environmental liabilities

•	compliance with environmental and other governmental requirements; and

•	adverse weather conditions.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and regulatory penalties. For example, a loss of containment of hydrocarbons during these activities could potentially subject us to civil and/or criminal liability and the possibility of substantial costs, including for environmental remediation, depending upon the circumstances of the loss of containment, the nature and scope of the loss and the applicable laws and regulations. We maintain insurance against various losses and liabilities arising from operations; however, insurance against certain operational risks may not be available or may be prohibitively expensive relative to the perceived risks presented. Thus, losses could occur for uninsurable or uninsured risks or for amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance and/or the governmental or third party response to an event could have a material adverse effect on our business activities, financial condition and results of operations. We are currently involved in various remedial and investigatory activities at some of our wells and related sites.

Our business strategy focuses on production in our liquid-rich and high impact shale plays. In this regard, we plan to allocate our capital to an active horizontal drilling program. Historically, most of the wells we drilled were vertical wells. In 2012 and 2013, however, we have devoted the majority of our capital budget to drilling horizontal wells. Drilling horizontal wells is technologically more difficult than drilling vertical wells, including as a result of risks relating to our ability to fracture stimulate the planned number of stages and to successfully run casing the length of the well bore, and thus the risk of failure is greater than the risk involved in drilling vertical wells. Additionally, drilling horizontal wells is far costlier than drilling vertical wells.

Consequently, because we are drilling far fewer total wells during 2013 as compared to many prior years, the risk of drilling a non-economic well will be relatively higher than if we were to drill a similar number of wells as we did in those prior years. Furthermore, because of the relatively higher cost in drilling horizontal wells, a completed well to be successful economically will need to have production that will cover the higher drilling costs. While we believe that we will be better served by our drilling horizontal wells, the risk component involved in such drilling will be increased, with the result that we might find it more difficult to achieve economic success in our horizontal drilling program.

Under the “successful efforts” accounting method that we use, unsuccessful exploratory wells must be expensed in the period when they are determined to be non-productive, which reduces our net income in such periods and could have a negative effect on our profitability.

We conduct exploratory drilling in order to identify additional opportunities for future development. Under the “successful efforts” method of accounting that we use, the cost of unsuccessful exploratory wells must be charged to expense in the period in which the wells are determined to be unsuccessful. In addition, lease costs for acreage condemned by the unsuccessful well must also be expensed. In contrast, unsuccessful development wells are capitalized as a part of the investment in the field where they are located. Because exploratory wells generally are more likely to be unsuccessful than development wells, we anticipate that some or all of our exploratory wells may not be productive. The costs of such unsuccessful exploratory wells could result in a significant reduction in our profitability in periods when the costs are required to be expensed and could have a negative effect on our debt covenants.

Increasing finding and development costs may impair our profitability.

In order to continue to grow and maintain our profitability, we must add new reserves that exceed our production over time at a finding and development cost that yields an acceptable operating margin and DD&A rate. Without cost effective exploration, development or acquisition activities, our production, reserves and profitability will decline over time. Given the relative maturity of most natural gas and crude oil basins in North America and the high level of activity in the industry, the cost of finding new reserves through exploration and development operations has been increasing in some basins. The acquisition market for properties has become extremely competitive among producers for additional production and expanded drilling opportunities in North America. Acquisition values for crude oil properties climbed in 2010 and 2011 and these values may continue to increase in the future. This increase in finding and development costs results in higher DD&A rates. If the upward trend in crude oil finding and development costs continues, we will be exposed to an increased likelihood of a write-down in the carrying value of our crude oil properties in response to any future decrease in commodity prices and/or reduction in the profitability of our operations.

Depressed natural gas prices could result in significant impairment charges and significant downward revisions of proved natural gas reserves.

The domestic natural gas market remains weak. Low natural gas prices could result in significant impairment charges in the future. The cash flow model we use to assess properties for impairment includes numerous assumptions, such as management’s estimates of future oil and gas production and commodity prices, market outlook on forward commodity prices and operating and development costs. All inputs to the cash flow model must be evaluated at each date that the estimate of future cash flows for each producing basin is calculated. However, a significant decrease in long-term forward natural gas prices alone could result in a significant impairment for our properties that are sensitive to declines in natural gas prices. In December 2012, we recognized an impairment charge of $161.2 million associated with our Piceance Basin proved oil and natural gas properties and similar charges could occur in the future. In addition, low natural gas prices could result in significant downward revisions to our proved natural gas reserves.

Our development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our production and reserves, and ultimately our profitability.

Our industry is capital intensive. We expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of natural gas, crude oil and NGL reserves. To date, we have financed capital expenditures primarily with bank borrowings under our revolving credit facility, cash generated by operations and from capital markets transactions and the sale of properties. We intend to finance our future capital expenditures utilizing similar financing sources. Our cash flows from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the amount of natural gas, NGLs and crude oil we are able to produce from existing wells;

•	the prices at which natural gas, NGLs and crude oil are sold;

•	the costs to produce natural gas, NGLs and crude oil; and

•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower commodity prices, operating difficulties or for any other reason, our need for capital from other sources would increase. If we raise funds by issuing additional equity securities, this would have a dilutive effect on existing shareholders. If we raise funds through the incurrence of debt, the risks we face with respect to our indebtedness would increase and we would incur additional interest expense. There can be no assurance as to the availability or terms of any additional financing. Our inability to obtain additional financing, or sufficient financing on favorable terms, would adversely affect our financial condition and profitability.

We have a substantial amount of debt and the cost of servicing, and risks related to refinancing, that debt could adversely affect our business. Those risks could increase if we incur more debt.

We have a substantial amount of indebtedness. As a result, a significant portion of our cash flows will be required to pay interest and principal on our indebtedness, and we may not generate sufficient cash flows from operations, or have future borrowing capacity available, to enable us to repay our indebtedness or to fund other liquidity needs.

Servicing our indebtedness and satisfying our other obligations will require a significant amount of cash. Our cash flows from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend upon our future operating performance and financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs.

A substantial decrease in our operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and could require us to modify our operations, including by curtailing our exploration and drilling programs, selling assets, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of future debt agreements may, and our existing debt agreements do, restrict us from implementing some of these alternatives. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value, in a timely manner or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service or other obligations then due.

Our substantial indebtedness could adversely impact our business, results of operations and financial condition.

In addition to making it more difficult for us to satisfy our debt and other obligations, our substantial indebtedness could limit our ability to respond to changes in the markets in which we operate and otherwise limit our activities. For example, our indebtedness, and the terms of agreements governing that indebtedness, could:

•

require us to dedicate a substantial portion of our cash flows from operations to service our existing debt obligations, thereby reducing the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	increase our vulnerability to economic downturns and impair our ability to withstand sustained declines in commodity prices;

•	subject us to covenants that limit our ability to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

•	prevent us from borrowing additional funds for operational or strategic purposes (including to fund future acquisitions), disposing of assets or paying cash dividends;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

require us to devote a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund exploration efforts, working capital, capital expenditures and other general corporate purposes; and

•	place us at a competitive disadvantage relative to our competitors that have less debt outstanding.

Covenants in our debt agreements currently impose, and future financing agreements may impose, significant operating and financial restrictions.

The indenture governing our senior notes and our revolving credit facility contain restrictions, and future financing agreements may contain additional restrictions, on our activities, including covenants that restrict our and certain of our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase stock;

•	create liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	engage in sale and leaseback transactions;

•	merge or consolidate;

•	restrict dividends or other payments from restricted subsidiaries;

•	sell equity interests of restricted subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.

Our revolving credit facility is secured by all of our oil and gas properties as well as a pledge of all ownership interests in our operating subsidiaries. The restrictions contained in our debt agreements may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Similar issues may arise with respect to PDCM’s debt agreements; which, among other things, limit PDCM’s ability to pay dividends to us.

Our revolving credit facility has substantial restrictions and financial covenants and our ability to comply with those restrictions and covenants is uncertain. Our lenders can unilaterally reduce our borrowing availability based on anticipated commodity prices.

We depend in large part on our revolving credit facility for future capital needs. The terms of the credit agreement require us to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flows from operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the revolving credit facility or other debt agreements could result in a default under those agreements, which could cause all of our existing indebtedness to be immediately due and payable.

The revolving credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion based upon projected revenues from the properties securing their loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other natural gas, crude oil and NGL properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the revolving credit facility. Our inability to borrow additional funds under our revolving credit facility could adversely affect our operations and our financial results.

If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness, there would be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on our indebtedness and satisfy our other obligations.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal and interest on our indebtedness and satisfy our other obligations. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. We cannot assure you that we will be granted waivers or amendments to our debt agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness and for other purposes would decrease.

Notwithstanding our current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt, which could exacerbate the risks described above.

We may be able to incur additional debt in the future. Although our debt agreements contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In particular, we may borrow under the revolving credit facility. We may also consider investments in joint ventures or acquisitions that may increase our indebtedness. Adding new debt to current debt levels could intensify the related risks that we and our subsidiaries now face.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Seasonal weather conditions and lease stipulations designed to protect wildlife affect operations in some areas. In certain areas drilling and other activities may be restricted or prohibited by lease stipulations, or prevented by weather conditions, for significant periods of time. This limits our operations in those areas and can intensify competition during the active months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to additional or increased costs or periodic shortages. These constraints and the resulting high costs or shortages could delay our operations and materially increase operating and capital costs and therefore adversely affect our profitability. Similarly, hot weather during parts of 2012 adversely impacted the operation of certain midstream facilities, and therefore our production. Similar events could occur in the future and could negatively impact our results of operations and cash flows.

We have limited control over activities on properties in which we own an interest but we do not operate, which could reduce our production and revenues.

We operate approximately 92% of the wells in which we own an interest. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of the underlying properties. The success and timing of drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise (including safety and environmental compliance) and financial resources, inclusion of other participants in drilling wells, and use of technology. The failure by an operator to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce production and revenues and adversely affect our profitability.

Our derivative activities could result in financial losses or reduced income from failure to perform by our counterparties or could limit our potential gains from increases in prices.

We use derivatives for a portion of the production from our own wells, our partnerships and for natural gas purchases and sales by our marketing subsidiary to achieve a more predictable cash flows, to reduce exposure to adverse fluctuations in commodity prices, and to allow our natural gas marketing company to offer pricing options to natural gas sellers and purchasers. These arrangements expose us to the risk of financial loss in some circumstances, including when purchases or sales are different than expected, the counterparty to the derivative contract defaults on its contract obligations, or when there is a change in the expected differential between the underlying price in the derivative agreement and actual prices that we receive.

In addition, derivative arrangements may limit the benefit we would otherwise receive from increases in the prices for the relevant commodity. They may also require the use of our resources to meet cash margin requirements. Since we do not designate our derivatives as hedges, we do not currently qualify for use of hedge accounting; therefore, changes in the fair value of derivatives are recorded in our income statements, and our net income is subject to greater volatility than it would be if our derivative instruments qualified for hedge accounting. For instance, if commodity prices rise significantly, this could result in significant non-cash charges during the relevant period, which could have a material negative effect on our net income.

The inability of one or more of our customers or other counterparties to meet their obligations may adversely affect our financial results.

Substantially all of our accounts receivable result from our natural gas, NGLs and crude oil sales or joint interest billings to a small number of third parties in the energy industry. This concentration of customers and joint interest owners may affect our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our derivatives as well as the derivatives used by our marketing subsidiary expose us to credit risk in the event of nonperformance by counterparties. Nonperformance by our customers may adversely affect our financial condition and profitability. We face similar risks with respect to our other counterparties, including the lenders under our revolving credit facility and the providers of our insurance coverage.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As an oil and natural gas producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. There can be no assurance that the procedures and controls we use to monitor these threats and mitigate our exposure to them will be sufficient in preventing them from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial condition, results of operations, or cash flows.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

The occurrence of a significant accident or other event not fully covered by insurance or in excess of our insurance coverage could have a material adverse effect on our operations and financial condition. Insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. We also do not carry contingent business interruption insurance related to the purchasers of our production. In addition, pollution and environmental risks are generally not fully insurable.

We may not be able to keep pace with technological developments in our industry.

Our industry is characterized by rapid and significant technological advancements. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those or other new technologies at substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we were unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

Competition in our industry is intense, which may adversely affect our ability to succeed.

Our industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce natural gas, NGLs and crude oil, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, larger companies may have a greater ability to continue exploration activities during periods of low commodity prices. Larger competitors may also be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which could adversely affect our competitive position. These factors could adversely affect the success of our operations and our profitability.

Certain federal income tax deductions currently available with respect to natural gas and crude oil and exploration and development may be eliminated as a result of future legislation.

The administration of U.S. President Barack Obama has released its budget proposals for the fiscal year 2014, which included numerous proposed tax changes. The proposed budget, if enacted, would eliminate certain key U.S. federal income tax preferences currently available with respect to natural gas and crude oil exploration and production. Similar changes have been in previous budget proposals from the Obama administration but were not adopted into law. The changes in the current budget proposal related to oil and gas drilling and production include, but are not limited to (i) the repeal of the percentage depletion allowance for natural gas and crude oil properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could result in higher federal income taxes, which could negatively affect our financial condition and results of operations.

Derivatives legislation and regulation could adversely affect our ability to hedge natural gas and crude oil prices and increase our costs and adversely affect our profitability.

In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act regulates derivative transactions, including our commodity hedging swaps, and could have a number of adverse effects on us, including the following:

•

The Dodd-Frank Act may decrease our ability to enter into hedging transactions, and this would expose us to additional risks related to commodity price volatility; commodity price decreases would then have an immediate adverse effect on our profitability and revenues. Reduced hedging may also impair our ability to have certainty with respect to a portion of our cash flows, which could lead to decreases in capital spending and, therefore, decreases in future production and reserves.

•

If, as a result of the Dodd-Frank Act or its implementing regulations, we are required to post cash collateral in connection with our derivative positions, this would likely make it impracticable to implement our current hedging strategy.

•

Our derivatives counterparties will be subject to significant new capital, margin and business conduct requirements imposed as a result of the Dodd-Frank Act. We expect that these requirements will increase the cost to hedge because there will be fewer counterparties in the market and increased counterparty costs will be passed on to us.

•	The above factors could also affect the pricing of derivatives and make it more difficult for us to enter into hedging transactions on favorable terms.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas, NGLs and crude oil that we produce while physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings provide the basis for the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the Clean Air Act (the “CAA”). In June 2010, the EPA published its final rule to address the permitting of greenhouse gas emissions from stationary sources under the CAA’s Prevention of Significant Deterioration (“PSD”), and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of greenhouse gas emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their greenhouse gas emissions will be required to also reduce those emissions according to “best available control technology,” (“BACT”) standards. In its permitting guidance for greenhouse gases, issued on November 10, 2010, the EPA recommended options for BACT, which include improved energy efficiency, among others. EPA has recently issued a final rule retaining the current “tailored” permitting thresholds, opting not to extend greenhouse gas permitting requirements to smaller stationary sources at this time. The EPA, however, intends to revisit these thresholds again by 2016. In addition, on June 26, 2012, the United States Court of Appeals for the District of Columbia Circuit issued an opinion and order in Coalition for Responsible Regulation v. Environmental Protection Agency, No. 09-1322, upholding EPA’s greenhouse gas-related rules, including the “Tailoring Rule,” against challenges from various state and industry group petitioners. Any regulatory or permitting obligation that limits emissions of greenhouse gases could require us to incur costs to reduce and monitor emissions of greenhouse gases associated with our operations and also adversely affect demand for the natural gas and crude oil that we produce.

In addition, in October 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas sources in the U.S. on an annual basis, beginning in 2011 for emissions occurring in 2010. On November 8, 2010, the EPA finalized rules to expand its greenhouse gas reporting rule to include onshore natural gas and crude oil production, processing, transmission, storage and distribution facilities. We are required to report our greenhouse gas emissions on an annual basis, beginning in 2012 for emissions occurring in 2011.

In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009 (“ACESA”), which would establish an economy-wide cap on emissions of greenhouse gases in the U.S. and would require most sources of greenhouse gas emissions to obtain and hold “allowances” corresponding to their annual emissions of greenhouse gases. By steadily reducing the number of available allowances over time, ACESA would require a 17 percent reduction in greenhouse gas emissions from 2005 levels by 2020, increasing up to an 83 percent reduction of such emissions by 2050. The ACESA was not passed by the U.S. Senate. However, many states and regions have taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Additionally, President Obama has indicated that climate change and greenhouse gas regulation is a significant priority for his second term. Recently, increased focus has been directed to methane emissions, including a lawsuit by several Northeastern states that would require the EPA to more stringently regulate methane emissions from the oil and gas sector. Moreover, the Colorado Air Pollution Control Division is considering proposal of new state regulations focused on reductions of methane emissions of oil and gas production facilities. The Division has not yet formally proposed these new regulations for adoption by the Colorado Air Quality Control Commission, but rulemaking is expected to begin in late 2013 and be finalized in 2014. The passage of legislation, or other initiatives, that limit emissions of greenhouse gases from our equipment and operations could require us to incur costs to reduce the greenhouse gas emissions from our operations, and it could also adversely affect demand for the natural gas and crude oil that we produce.

Some have suggested that one consequence of climate change could be increased severity of extreme weather, such as increased hurricanes and floods. If such effects were to occur, our operations could be adversely affected in various ways, including damage to our facilities from powerful winds or increased costs for insurance.

Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that we produce. Despite the use of the term “global warming” as a shorthand for climate change, some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. As a result, it is difficult to predict how the market for our fuels could be affected by increased temperature volatility, although if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on our business.

The cost of defending any suits brought against us with respect to our royalty payment practices, and any judgments resulting from such suits, could have an adverse effect on our results of operations and financial condition.

In recent years, litigation has commenced against us and other companies in our industry regarding royalty practices and payments in jurisdictions where we conduct business. We intend to defend ourselves vigorously in these cases. The costs of defending these suits can be significant, even when we ultimately succeed in having them dismissed. These costs would be reflected in terms of dollar outlay, as well as the amount of time, attention and other resources that our management would have to appropriate to the defense. A judgment in favor of a plaintiff in a suit of this type could have a material adverse effect on our financial condition and profitability.

We may not be able to identify and acquire enough attractive prospects on a timely basis to meet our development needs, which could limit our future development opportunities and adversely affect our profitability.

Our geologists have identified a number of potential drilling locations on our existing acreage. These drilling locations must be replaced as they are drilled for us to continue to grow our reserves and production. Our ability to identify and acquire new drilling locations depends on a number of factors, including the availability of capital, regulatory approvals, commodity prices, competition, costs, availability of drilling rigs, drilling results and the ability of our geologists to successfully identify potentially successful new areas to develop. All of these factors are subject to numerous uncertainties. Because of these uncertainties, our profitability and growth opportunities may be limited by the timely availability of new drilling locations. As a result, our operations and profitability could be adversely affected.

PDCM is dependent upon our equity partner and poses exit-related risks for us.

The board of managers of the joint venture consists of three representatives appointed by us and three representatives appointed by our equity partner Lime Rock Partners, LP, each with equal voting power. The joint venture agreement generally requires the affirmative vote of a majority of the members of the board to approve an action, and we and Lime Rock may not always agree on the best course of action for the joint venture. If such a disagreement were to occur, we would not be able to cause the joint venture to take action that we believed to be in the best interests of the joint venture. Consequently, our best interests may not be advanced and our investment in the joint venture could be adversely affected. If there is a disagreement about a development plan and budget for the joint venture, Lime Rock is entitled to unilaterally suspend substantially all of the operations of the joint venture, which could have a material adverse impact on the results of operations of the joint venture and our investment. Such a suspension could last for up to two years, at which point either party could elect to dissolve the joint venture or to sell its ownership interests to a third party. Lime Rock is entitled to a preference with respect to liquidating distributions and proceeds from significant sales of ownership interests up to the amount of its contributed capital, which would diminish our returns if the value of the joint venture had declined at the time of the liquidation or sale.

After a “restricted period” which generally lasts for the four years following the closing of the joint venture, Lime Rock can seek to sell its interest in the joint venture to a third party, subject to rights of first offer and refusal in favor of us. If we do not exercise those rights in a sale involving all of Lime Rock’s ownership interests, Lime Rock can exercise “drag-along” rights and compel us to sell all of our interests in the proposed transaction. Accordingly, if we possessed insufficient funds and were unable to obtain financing necessary to purchase Lime Rock’s interest under the rights of first offer and refusal, Lime Rock might sell its interests in the joint venture to a third party with whom we might have a difficult time dealing and in managing the joint venture or we may be required to sell our interest in the joint venture at a time when we may not wish to do so. Under these circumstances, our investment in the joint venture could be adversely affected.

Our undeveloped acreage must be drilled before lease expiration to hold the acreage by production. In highly competitive markets for acreage, failure to drill sufficient wells to hold acreage could result in a substantial lease renewal cost or, if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Unless production is established within the spacing units covering the undeveloped acres on which some of the locations are identified, our leases for such acreage will expire. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. As such, our actual drilling activities may differ materially from our current expectations, which could adversely affect our business.

Risks Relating to the Offering and Our Common Stock

The price of our common stock has been and may continue to be highly volatile, which may make it difficult for shareholders to sell our common stock when desired or at attractive prices.

The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. Adverse events, including, among others:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil resources;

•	changes in market prices of natural gas and crude oil;

•	changes in interest rates;

•	announcements regarding adverse timing or lack of success in discovering, acquiring, developing and producing natural gas and oil resources;

•	decreases in the amount of capital available to us;

•	operating results that fall below market expectations; or

•	the identification of and severity of environmental events and governmental and other third-party responses to the events;

could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning economic conditions, counterparties to our natural gas or oil derivatives arrangements, changes in government regulations impacting the natural gas and oil exploration and production industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock, regardless of our operating performance. Furthermore, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally could affect the price of our common stock. Recently, the stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

Investors in this offering may experience future dilution.

In order to raise additional capital, effect acquisitions, or for other purposes, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share of this offering. We have an effective shelf registration statement from which additional shares of common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions. The underwriters may release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock or perceptions of such sales following the expiration of the 90-day period referred to above would have on the market price of our common stock.

Our articles of incorporation, bylaws, stockholders rights plan and Nevada law contain provisions that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, which may adversely affect the market price of our common stock.

Our articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. We have adopted a stockholders rights plan that will dilute the stock ownership of certain acquirers of our common stock upon the occurrence of certain events. In addition, some provisions of our articles of incorporation, bylaws and Nevada law could make it more difficult for a third party to acquire control of us, including:

•	the organization of our board of directors as a classified board, which allows no more than one-third of our directors to be elected each year;

•	limitations on the ability of our shareholders to call special meetings; and

•	the applicability of Nevada’s “Acquisition of Controlling Interest” statutes.

Please read “Description of Capital Stock—Purposes and Effects of Certain Provisions of Our Articles of Incorporation and Bylaws” in this prospectus supplement for more information about these provisions.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our revolving credit facility and the indenture governing our senior notes limit our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any debt agreements which we may enter into from time to time.

Equity compensation plans may cause a future dilution of our common stock.

To the extent options to purchase common stock and stock appreciation rights under our employee and directors stock option plans are exercised, or shares of restricted stock are issued based on satisfaction of vesting requirements, holders of our common stock will experience dilution.

As of June 30, 2013, there were 2,460,574 shares reserved for issuance under our equity compensation plans, of which 757,349 restricted shares have been granted and are subject to issuance in the future based on the satisfaction of certain time-based or market-based vesting criteria established pursuant to the respective awards. In addition, as of June 30, 2013, we had outstanding options to purchase 6,973 shares of our common stock at a weighted average exercise price of $41.09 per share and 205,910 stock appreciation rights.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our common stock.

It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of “United States real property interests” as defined in the applicable Treasury Regulations. As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may be subject to U.S. federal income tax on gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain, and may be subject to a withholding tax. In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold and whether, at the time they dispose of their shares, our common stock is regularly traded on an established securities market within the meaning of the applicable Treasury Regulations. So long as our common stock is listed on The NASDAQ Global Select Market, only a non-U.S. investor who has held, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor’s holding period for its shares may be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA. See “Material United States Federal Income Tax Considerations to Non-U.S. Holders.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $         million ($         million if the underwriters exercise their option to purchase 562,500 additional shares of our common stock in full).

We intend to use the net proceeds from this offering to fund a portion of an expanded capital expenditure program for the remainder of 2013 and 2014, including the addition of a fourth drilling rig in the Wattenberg Field and/or a second rig in the Utica Shale, and for general corporate purposes. We may also use a portion of the proceeds to acquire additional Utica Shale acreage. Pending such uses, we intend to deposit the proceeds in an interest bearing account.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of June 30, 2013 on:

•	an actual basis; and

•	an as-adjusted basis to give effect to the issuance and sale of 3,750,000 shares of our common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and “Use of Proceeds” in this prospectus supplement.

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited; in thousands)
Cash and cash equivalents:	$43,212	$

Debt:
Existing indebtedness of PDC Energy
3.25% convertible senior notes due 2016	$103,127		$103,127
7.75% senior notes due 2022	500,000		500,000
Revolving credit facility	—		—
PDCM credit facility	36,000		36,000

Total debt	639,127		639,127

Stockholders’ equity:
Total PDC Energy stockholders’ equity	688,128

Total capitalization	$1,327,255	$

As of June 30, 2013, we reported available funds under our revolving credit facility, including a reduction of an $18.7 million irrevocable standby letter of credit in effect, of $431.3 million.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Select Market under the symbol “PDCE.” The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	High	Low
2013
Third quarter (through July 31, 2013)	$57.71	$51.50
Second quarter	55.56	38.02
First quarter	53.80	33.39
2012
Fourth quarter	$36.55	$25.76
Third quarter	34.25	23.27
Second quarter	37.63	19.33
First quarter	40.26	28.61
2011
Fourth quarter	$37.77	$15.08
Third quarter	39.50	19.35
Second quarter	48.51	28.67
First quarter	49.60	39.93

The closing price of our common stock on The NASDAQ Global Select Market on August 2, 2013 was $55.23 per share.

As of June 28, 2013, there were 711 holders of record of our issued and outstanding common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our revolving credit facility and the indenture governing our outstanding senior notes limit our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any debt agreements which we may enter into from time to time.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of any series of our preferred stock that may be outstanding from time to time, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

•	the designation of the series;

•	the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

•	the voting rights, if any, of shares of the series;

•	the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

•	the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

•	the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

Our board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year; however, this policy does not apply to our currently effective common stock denominated stockholder rights plan described below under “ Stockholder Rights Agreement .” The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. We have not issued any shares of preferred stock.

Purposes and Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

General

Our articles of incorporation and bylaws contain provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our articles of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. As described above, our board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors; Removal of Directors

Our bylaws divide our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, Nevada law provides that our directors may be removed from office by the vote of not less than two-thirds of the voting power of the issued and outstanding shares of our voting stock entitled to vote in the election of directors. The classification of our board of directors means that, unless directors are removed by stockholders, it could require at least two annual meetings of stockholders for a majority of stockholders to effect a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance of our company’s directors.

Limitation of Director and Officer Liability

Our articles of incorporation limit the liability of directors and officers to our company and our stockholders to the fullest extent permitted by Nevada law. Nevada law provides that, subject to certain very limited statutory exceptions, or unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer of a Nevada corporation is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation provide that a director or officer will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

•	violations of Section 78.300 of the Nevada Revised Statutes, which relates to unlawful distributions to stockholders; or

•	any act, omission, transaction or breach of duty as to which any applicable statute, rule or regulation provides that the liability of directors or officers may not be eliminated or limited.

These provisions in Nevada law and our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and officers and may discourage or deter stockholders or management from bringing a lawsuit against our directors or officers for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited our company and our stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, our chairman of the board, our president or by one or more stockholders holding shares which, in the aggregate, entitle them to cast not less than 10% of the votes at the meeting.

Stockholder Rights Agreement

On September 11, 2007, our board of directors adopted a Rights Agreement, which we call the stockholder rights agreement, between us and Transfer Online, Inc., as rights agent, and declared a dividend, paid on September 14, 2007, of one right to purchase one whole share of our common stock for each outstanding share of our common stock, of the Company. Each right entitles the registered holder, after the occurrence of a “Distribution Date” as defined in the stockholder rights agreement and described below, to exercise the right to purchase from us one share of common stock at an exercise price of $240, subject to adjustment.

The rights are not exercisable until the earlier of:

•

the tenth day after a person or group of affiliated or associated persons (which we refer to as an acquiring person) publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock; or

•

10 days, or such later date as our board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

We are entitled to redeem the rights in exchange for a payment (currently $0.01 per right, but subject to possible adjustment) at any time prior to the earlier to occur of:

•	a person becoming an acquiring person; or

•	the expiration of the rights.

If the rights become exercisable, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of our common stock or, if certain transactions involving an acquisition of our company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $480, but subject to possible adjustment). Holders of shares of our common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the company. The rights under the stockholder rights agreement expire on September 11, 2017, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder, including, without limitation, the right to vote as a stockholder or to receive dividends.

We are entitled to amend the rights, without restriction and without the approval of any holders of shares of our common stock, at any time or from time to time prior to the rights becoming exercisable. After the rights become exercisable, our ability to amend the rights is subject to specified restrictions.

Nevada Control Share Laws

Nevada’s “acquisition of controlling interest” statutes apply to Nevada corporations that do business in the State of Nevada directly or through an affiliate and which have 200 or more stockholders of record (at least 100 of which have record addresses in Nevada), unless the articles of incorporation or bylaws specifically provide otherwise. If applicable, these statutes provide generally that any person acquiring certain statutorily defined “control” percentages of a corporation’s outstanding shares in the secondary market is not entitled to vote those “control shares” unless a majority of the other stockholders elects to restore such voting rights in whole or in part. As of the date of this prospectus, we do not conduct business in the State of Nevada or have 100 record stockholders resident in Nevada, and therefore these statutes do not apply to us. If these statutes become applicable to us, they may discourage persons interested in acquiring a significant interest in the Company, regardless of whether such acquisition may be in the interest of the Company or our stockholders. Nevada law also contains certain other provisions that could have similar effects.

Transfer Agent

The transfer agent for our common stock is Computershare Limited.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following summary is a description of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder’s personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	persons holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	foreign governments or international organizations;

•	financial institutions;

•	controlled foreign corporations and passive foreign investment companies, and shareholders of such entities;

•	real estate investment trusts and the shareholders of such trusts;

•	insurance companies;

•	regulated investment companies and shareholders of such companies;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. income tax laws or state and local tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal estate or gift tax law.

You are a “non-U.S. holder” of our common stock if you are a beneficial owner of the stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and are not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source of such income; or

•

a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences of such partnership and the partners in such partnership generally will depend on the status and tax situs of each of the partners and the activities of the partnership. Partners of partnerships considering the purchase of our common stock are encouraged to consult with their independent tax advisors.

As described in more detail below, the U.S. federal income tax consequences to a non-U.S. holder conducting a trade or business in the United States will depend on whether the income or gain at issue is effectively connected with the conduct of such U.S. trade or business.

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU ARE ENCOURAGED TO CONSULT WITH AN INDEPENDENT TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME AND ESTATE TAX LAWS, AS WELL AS OTHER FEDERAL TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

Dividend Distributions

Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of U.S. trade or business. Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share by share basis), and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our common stock as described below under “Sale, Exchange or Other Disposition of Stock.”

Under the terms of an applicable U.S. income tax treaty (if any), the withholding tax might not apply, or might apply at a reduced rate. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and disclosure requirements (generally by providing our paying agent or a relevant withholding agent with an IRS Form W-8BEN). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a non-U.S. holder’s trade or business within the United States are not subject to U.S. federal withholding tax if such non-U.S. holder provides our paying agent or a relevant withholding agent with an IRS Form W-8ECI, and generally will be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

Sale, Exchange or Other Taxable Disposition of Stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of shares of common stock generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the non-U.S. holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

It is likely that we are currently a “United States real property holding corporation” for U.S. federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market within the meaning of the applicable Treasury Regulations, only a non-U.S. holder who holds or held more than 5% of our common stock (a “greater-than-five percent shareholder”) at any time during the shorter of (i) the five year period preceding the date of disposition and (ii) the holder’s holding period will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. Such a U.S. holder generally would be required to file a U.S. federal income tax return in respect of such gain. No withholding is required upon any sale or other taxable disposition of our common stock if it is regularly traded on an established securities market. If our common stock ceases to be regularly traded on an established securities market, a non-U.S. holder will be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding, generally at a rate of 10%, on the gross proceeds thereof, regardless of such non-U.S. holder’s percentage ownership of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our common stock and the amount of tax we withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax (currently at a rate of 28%) on reportable payments the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a U.S. broker or a broker which is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also to backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker certifying the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a 30% withholding tax on “withholdable payments,” which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders, and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In certain circumstances, an account holder may be eligible for refunds or credits of such taxes. Under final U.S. Treasury regulations, issued in 2013, and subsequent IRS guidance, the withholding obligations described above will apply to payments of dividends on our common stock made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2017. Prospective holders should consult their own tax advisors with respect to the potential tax consequences of FATCA.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the underwriter of the offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of common stock set forth on the cover page of this prospectus supplement.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters are purchasing the shares of common stock from us at $        per share (representing approximately $        aggregate proceeds to us, before we deduct our out-of-pocket expenses of approximately $        , or approximately $        if the underwriters’ overallotment option to purchase additional shares described below is exercised in full). The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, subject to the conditions contained in the underwriting agreement, to purchase up to 562,500 additional shares at the price per share set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover overallotments.

No Sales of Similar Securities

Subject to certain exceptions, we, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Subject to certain exceptions, in the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Nasdaq Global Select Market Listing

The shares will be listed on the Nasdaq Global Select Market under the symbol “PDCE.”

Short Positions

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option granted to them. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender and agent under our revolving credit facility. As of June 30, 2013, there are no amounts outstanding under our revolving credit facility. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Furthermore, affiliates of the underwriters may from time to time act as counterparties to certain of our hedging instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Davis Graham & Stubbs LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to PDC Energy, Inc.’s Current Report on Form 8-K dated June 28, 2013 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of PDC Energy, Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the reports (which contain reference to the effects of discontinued operations described in Notes 14 and 19) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and direct operating expenses of the oil and gas properties purchased by PDC Energy, Inc., for the year ended December 31, 2011, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated May 11, 2012 contains an explanatory paragraph that states the statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the properties.

INDEPENDENT PETROLEUM CONSULTANTS

Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement and the accompanying prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott, an independent petroleum and natural gas consulting firm, and has been included and incorporated by reference into this prospectus supplement and the accompanying prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus, the information derived from the reports of Ryder Scott is included under “Items 1 and 2. Business and Properties” and “Supplemental Information—Unaudited—Natural Gas and Crude Oil Information” of the Notes to Consolidated Financial Statements. With respect to this prospectus supplement, the information derived from the reports of Ryder Scott is included under “Prospectus Supplement Summary” of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at www.pdce.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC are incorporated by reference herein:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement filed on April 24, 2013);

•	Our Quarterly Reports on Form 10-Q for the three and six month periods ended March 31, 2013 and June 30, 2013;

•	Our Current Reports on Form 8-K filed on May 14, 2012 (filed under Items 8.01 and 9.01), February 5, 2013, May 28, 2013, June 3, 2013, June 11, 2013, June 24, 2013 and June 28, 2013 (two filings); and

•

All documents, or portions thereof, filed by us subsequent to the date of this prospectus supplement, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the termination of the offering made hereby.

Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. For information with regard to other documents incorporated by reference in the accompanying prospectus, see “Incorporation by Reference” in the accompanying prospectus.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus supplement) by writing or calling us at the following address and telephone number:

Investor Relations Department

Manager Investor Relations

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

(303) 860-5800

IR@pdce.com

CERTAIN DEFINITIONS

3p—Proved, probable and possible reserves.

Bbl—One barrel of crude oil or NGL or 42 gallons of liquid volume.

Bcf—One billion cubic feet of natural gas volume.

Bcfe—One billion cubic feet of natural gas equivalent.

Boe—Barrel of oil equivalent.

Btu—British thermal unit. One British thermal unit is the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion—Refers to the work performed and the installation of permanent equipment for the production of natural gas and crude oil from a recently drilled well.

Exploratory well—A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir.

Fracture or Fracturing—Procedure to stimulate production by forcing a mixture of fluid and proppant into the formation under high pressure. Fracturing creates artificial fractures in the reservoir rock to increase permeability and porosity, thereby allowing the release of trapped hydrocarbons.

Horizontal drilling—A drilling technique that permits the operator to drill a horizontal well shaft from the bottom of a vertical well and thereby to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

MBbls—One thousand barrels of crude oil.

Mboe—One thousand barrels of oil equivalent.

Mcf—One thousand cubic feet of natural gas volume.

MMBoe—One million barrels of oil equivalent.

MMBtu—One million British thermal units.

MMcf—One million cubic feet of natural gas volume.

Natural gas liquid(s) or NGL(s)—Hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs include ethane, propane, butane, and other natural gasolines.

Net production—Natural gas and crude oil production that we own, less royalties and production due to others. References to net production include our proportionate share of PDCM’s and our affiliated partnerships’ net production.

Oil—Crude oil or condensate.

Operator—The individual or company responsible for the exploration, development and/or production of an oil or gas well or lease.

Proved developed non-producing reserves or PDNPs—Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and/or (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved developed producing reserves or PDPs—Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved developed reserves—The combination of proved developed producing and proved developed non-producing reserves.

Proved reserves—Those quantities of crude oil, natural gas, NGLs and condensate, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Proved undeveloped reserves or PUDs—Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Proved reserves to production ratio—The ratio of proved developed reserves to total net production for the year ended December 31, 2012 or other specified period.

Recomplete or Recompletion—The modification of an existing well for the purpose of producing natural gas and crude oil from a different producing formation.

Refrac or Refracture—A refrac is when we stimulate the present producing zone of a well to increase production, using hydraulic, acid, gravel, etc. fracture techniques.

Reserves—Estimated remaining quantities of crude oil, natural gas, NGLs and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering crude oil, natural gas, NGLs or related substances to market, and all permits and financing required to implement the project.

Royalty—An interest in a natural gas and crude oil lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

SEC—The United States Securities and Exchange Commission.

Undeveloped acreage/properties—Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and crude oil, regardless of whether such acreage contains proved reserves.

Working interest—An interest in a natural gas and crude oil lease that gives the owner of the interest the right to drill and produce natural gas and crude oil on the leased acreage. It requires the owner to pay all of their share of the costs of drilling and production operations.

PROSPECTUS

PETROLEUM DEVELOPMENT CORPORATION

(Doing Business as PDC Energy)

Common Stock

Preferred Stock

Depositary Shares

Warrants

Debt Securities

Purchase Contracts

Units

We may offer from time to time to sell common stock, debt securities, preferred stock, either separately or represented by depositary shares, warrants and purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may be senior, senior subordinated or subordinated and may be secured or unsecured. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common stock or preferred stock or other of our securities or securities of one or more other entities. The securities covered by this prospectus may be offered and sold by us in one or more offerings.

We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Our common stock is listed for trading on The NASDAQ Global Select Market under the symbol “PETD.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves risks. See “Special Note on Forward-Looking Statements” beginning on page 2 of this prospectus and “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2010, “Special Note regarding Forward-Looking Statements” beginning on page 3 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 and “Risk Factors” in any prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2012.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “PDC,” the “Company,” “we,” “us,” and “our” refer to Petroleum Development Corporation and its consolidated subsidiaries. Unless the context otherwise requires, “including” means including without limitation.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website or at the offices of the United States Securities and Exchange Commission (“SEC”) mentioned under the heading “Where You Can Find More Information.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. To the extent that information in any prospectus supplement or the information incorporated by reference in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement or the information incorporated by reference into such prospectus supplement shall govern. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 1.

We are responsible only for the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front page of the document.

OUR COMPANY

Petroleum Development Corporation which is doing business as PDC Energy is a domestic independent natural gas and crude oil company engaged in the exploration for and the acquisition, development, production and marketing of natural gas, natural gas liquids (“NGLs”) and crude oil. As of September 30, 2011, we owned an interest in approximately 5,200 wells located primarily in the Rocky Mountain Region and the Appalachian and Permian Basins. We operate through two business segments: (1) natural gas and crude oil sales and (2) natural gas marketing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov or from our website at www.petd.com. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.petd.com. However, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We expect to file additional documents with the SEC in the future that will, when filed, update the current information included in or incorporated by reference into this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.

We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) (excluding, in each case, any portion of such document that may have been “furnished” but not “filed” for purposes of the Exchange Act) until we sell, or otherwise terminate the offering of, all of the securities that may be offered by this prospectus. We do not, however, incorporate by reference in this prospectus any documents or portions thereof, or any other information, that we furnish or are deemed to furnish, and not file, with the SEC in accordance with the SEC rules. The following documents have been filed by us with the SEC (File No. 0-07246) and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by amendment no. 1 thereto filed on April 21, 2011 and amendment no. 2 thereto filed on May 18, 2011;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

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Our Current Reports on Form 8-K filed on March 17, 2011, March 31, 2011 (other than the portions thereof deemed “furnished” and not “filed” with the SEC), June 13, 2011 (other than the portions thereof deemed “furnished” and not “filed” with the SEC), June 16, 2011 (as amended on September 16, 2011), June 16, 2011, July 18, 2011, August 2, 2011, October 18, 2011, December 22, 2011 and January 20, 2012;

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The description of our common stock, par value $0.01 per share, as set forth under the caption “Description of Capital Stock” presented on pages 43-44 in the prospectus portion of our Registration Statement on Form S-2 (SEC File No. 333-36369), filed with the SEC on October 31, 1997 and our prospectus dated November 4, 1997, filed with the SEC on November 4, 1997; and

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The description of our rights to purchase shares of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on September 14, 2007, including any amendments thereto.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Investor Relations Department

Petroleum Development Corporation

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

(303) 860-5800

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Exchange Act regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding: our future financial and operating results; the successful closing of the divestiture of our properties in the Permian Basin, our expected use of proceeds from such divestiture, our continuing efforts to seek a working interest partner in the Utica and sale of our NECO assets and the timing of finalizing such plans; our expected 2012 capital budget, including anticipated liquidity and capital expenditures; 2012 drilling and operations plans; estimated natural gas and oil production and reserves, including expected 2012 production, anticipated oil and NGLs mix, and approximated increase over estimated 2011 production; availability of capital future cash flows; anticipated liquidity, anticipated capital expenditures and management’s strategies, plans and objectives.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes and worldwide demand, including economic conditions that might impact demand;

•	volatility of commodity prices for natural gas, NGLs and oil;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	declines in the values of our natural gas and oil properties resulting in impairments;

•	the future cash flow, liquidity and financial position of the Company;

•	the timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under our credit facility;

•	risks incidental to the drilling and operation of natural gas and oil wells;

•	the potential for production decline rates from our wells to be greater than expected;

•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;

•	changes in environmental laws, the regulation and enforcement of those laws and the costs to comply with those laws;

•	the impact of environmental events, governmental responses to the events and our ability to insure adequately against such events;

•	the timing and receipt of necessary regulatory permits;

•	competition in the oil and gas industry;

•	the success of the Company in marketing oil and gas;

•	the effect of natural gas and crude oil derivatives activities;

•	the availability and cost of capital to us;

•	the cost of pending or future litigation;

•	our ability to retain or attract senior management and key technical employees; and

•	the success of strategic plans, expectations and objectives for future operations of the Company.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading “Risk Factors,” made in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 24, 2011, as amended April 21, 2011, and May 18, 2011, and our other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors, which would have an impact on our business, may occur. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of our indebtedness, which we refer to collectively as “debt securities.” This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. We may issue debt securities in one or more series under: (1) the indenture, dated as of February 8, 2008, between us and The Bank of New York, a New York banking corporation, as trustee, as supplemented by the first supplemental indenture thereto, dated as of February 8, 2008; (2) the indenture, dated as of November 23, 2010, between us and The Bank of New York Mellon, as trustee; or (3) under another indenture.

Copies of the existing indentures and any supplemental indenture thereto, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, are incorporated herein by reference. The terms of debt securities issued under an existing or future indenture include the terms set forth in the applicable indenture, including any supplemental indenture thereto, as well as those made a part of each indenture by reference to the Trust Indenture Act of 1939, as amended.

The existing indentures contain some of the following terms and provisions, and future indentures by which we issue debt securities may include some of the following terms and provisions. In this description, the words “PDC,” “we,” “us,” and “our” refer only to Petroleum Development Corporation, and not to any of our subsidiaries or affiliates. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the extent, if any, to which the debt securities are subordinated in right of payment to our other indebtedness;

•	any provisions relating to any security provided for the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•

the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for our common stock or other securities of us or any other person;

•

the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

•	the applicability to the debt securities of the provisions described in “- Defeasance” below.

We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

•

payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary;

•	by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

•	in any other circumstances described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the applicable indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the applicable indenture:

•	the applicable depositary would authorize its participants to give the notice or take the action; and

•

the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants

Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.    If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that our board of directors determines that the preservation thereof no longer is desirable in the conduct of our business.

Restrictive Covenants.    Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

When we use the term “Event of Default” with respect to debt securities of any series, we generally mean:

1.	We default in the payment of any interest on any debt security of that series when due, which default continues for 30 days;

2.	We default in the payment when due of the principal of or premium, if any, on any debt security of that series when due;

3.	We default in the deposit of any sinking fund payment when due, if applicable;

4.	We default in the performance, or breach, of certain of our covenants set forth in the applicable indenture, such as covenants relating to:

•

the requirement that we maintain an office in the United States where debt securities of that series may be presented or surrendered for payment and registration of transfer or exchange and where notices and demands may be served upon us in respect of debt securities of that series and the applicable indenture,

•	the requirement to hold in trust funds for payments with respect to debt securities of that series if we act as paying agent with respect to debt securities of that series,

•	the requirement that PDC and any guarantor maintain their existence, rights and franchises, subject to certain specified limitations, and

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the requirement that PDC and any guarantor deliver to the trustee an officer’s certificate relating to compliance with conditions and covenants of the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 90 days after written notice thereof has been given to us as provided in the indenture;

5.	We default in the performance, or breach, of any other of our covenants in the applicable indenture (other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 180 days after written notice thereof has been given to us as provided in the applicable indenture;

6.	Specified events of bankruptcy, insolvency, or reorganization involving us or certain of our subsidiaries; and

7.	Any other Event of Default provided with respect to debt securities of that series issued under the applicable indenture.

Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that:

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in the case of a default in the performance of any covenant of the character contemplated in clause (4) or (5) above, no notice will be given until at least 30 calendar days after the occurrence of the default; and

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other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See “—Modification and Waiver” below.

Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the applicable indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder unless:

•	the holder has previously given to the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days.

However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

We may be required to furnish to the trustee annually a statement as to our performance of our obligations under the applicable indenture and as to any default in our performance.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

In general, modifications and amendments of an indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of an indenture may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

•

reduce the percentage in principal amount of debt securities of any series required for modification or amendment of applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

•	a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

•	a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

1.	will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

2.	will be released from our obligations to comply with certain covenants described under “- Certain Covenants” above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (8) under “- Events of Default” above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indentures, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (5) under “- Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

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no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under an indenture shall have occurred and be continuing on the date of such deposit;

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no Event of Default described in clause (7) under “- Events of Default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (7) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

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in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

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in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

If we fail to comply with our remaining obligations under an indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

We, at our option, may satisfy and discharge an indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

•	either:

1.	all of our debt securities previously authenticated and delivered under the applicable indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

2.	all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the applicable indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the applicable indenture have been satisfied.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of an indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•	either:

1.	we are the continuing or surviving person in the consolidation or merger; or

2.	the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the applicable indenture;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•

an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

Each existing indenture is, and the debt securities issued thereunder will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Each existing indenture contains specified limitations on the rights of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the applicable indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as our creditor will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

Each existing indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of our preferred stock of any series that may be outstanding from time to time, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

•	the designation of the series;

•	the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

•	the voting rights, if any, of shares of the series;

•	the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

•	the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

•	the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

Our board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. We currently do not have a stockholders rights plan utilizing preferred stock and have not issued any shares of preferred stock.

Purposes and Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

General

Our articles of incorporation and bylaws contain provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our articles of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed, except that as described above, our board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. We currently do not have a stockholders rights plan utilizing preferred stock. Subject to the compliance with the policy, our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to the policy adopted by the board of directors and applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares consistent with the aforementioned policy it adopted and based on its judgment as to our and our stockholders’ best interests. Subject to the policy, our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors; Removal of Directors

Our bylaws divides our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, Nevada law provides that our directors may be removed from office by a vote of at least 66 2/3% in voting power of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group. The classification of our board of directors means that, unless directors are removed by stockholders, it could require at least two annual meetings of stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance of our company’s directors.

Limitation of Director and Officer Liability

Our articles of incorporation limits the liability of directors and officers to our company and our stockholders to the fullest extent permitted by Nevada law. Specifically, a director or officer will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

•	violations under Section 78.300 of the Nevada Revised Statutes, which relates to unlawful distributions to stockholders or unlawful stock repurchases or redemptions;

•	any act, omission to act or breach of duty as to which any applicable statute, rule or regulation provides that the liability of directors or officers may not be eliminated or limited; or

•	any transaction from which the director or officer derived an improper personal benefit.

These provisions in our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and officers and may discourage or deter stockholders or management from bringing a lawsuit against our directors or officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, our chairman of the board, our president or by one or more stockholders holding shares which, in the aggregate, entitle them to cast not less than 10% of the votes at the meeting.

Stockholder Rights Agreement

On September 11, 2007, our board of directors adopted Rights Agreement, which we call the stockholder rights agreement, between us and Transfer Online, Inc., as rights agent, and declared a dividend, paid on September 14, 2007, of one right to purchase one whole share of the our common stock for each outstanding share of our common stock, of the Company. Each Right entitles the registered holder, after the occurrence of a “Distribution Date” as defined in the Rights Agreement and described below, to exercise the right to purchase from us one share of common stock at an exercise price of $240, subject to adjustment.

The rights are not exercisable until the earlier of:

•

the tenth day after a person or group of affiliated or associated persons (which we refer to as an acquiring person) publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock; or

•

10 days, or such later date as our board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

We are entitled to redeem the rights in exchange for a payment (currently $0.01 per right, but subject to possible adjustment) at any time prior to the earlier to occur of:

•	a person becoming an acquiring person; or

•	the expiration of the rights.

If the rights become exercisable, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of our common stock or, if certain transactions involving an acquisition of our company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $480, but subject to possible adjustment). Holders of shares of our common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the company. The rights under the stockholder rights agreement expire on September 11, 2017, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

We are entitled to amend the rights, without restriction and without the approval of any holders of shares of our common stock, at any time or from time to time prior to the rights becoming exercisable. After the rights become exercisable, our ability to amend the rights is subject to specified restrictions.

Nevada Control Share Laws

We may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.” These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Transfer Agent

The transfer agent for our common stock is Computershare Investor Services.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, number or principal amount and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the identity of the warrant agent;

•	the maximum or minimum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number or amount of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or other property. The price per share of preferred stock or common stock or price of other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, common securities, warrants or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders, or may require holders to make periodic payments to us, and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will describe in the applicable prospectus supplement which we file with the SEC in connection with a public offering relating to the purchase contracts.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of each unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement will describe the terms of any units in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for the nine months ended September 30, 2011 and each of the five years ended December 31, 2010, 2009, 2008, 2007 and 2006. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes minus income from equity investees plus distributed earnings from equity investees and fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

Nine Months Ended September 30, 2011	Year Ended December 31,
	2010	2009*	2008	2007**	2006**
1.9x	1.2x	—	6.1x	4.1x	91.3x

*	For the year ended December 31, 2009, earnings were insufficient to cover total fixed charges by $124.9 million.
**	Total adjusted earnings available for fixed charges for the years ended December 31, 2006 through 2007 do not present the effects of the divestitures of our Michigan and North Dakota assets as discontinuing operations as the amounts related to these operations were immaterial to these years.

USE OF PROCEEDS

We intend to use the net proceeds from the securities offered by this prospectus for general corporate purposes, which may include the acquisition of producing properties and other assets, the repayment of our outstanding indebtedness, working capital, or for any other purposes as may be described in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds to the issuer(s) from the sale of the securities, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is listed on The NASDAQ Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the requirements of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

CERTAIN LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Duane Morris LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM CONSULTANTS

Certain information contained in the documents we incorporate by reference in this prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott Company, LP, an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

3,750,000 Shares

PDC Energy, Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

August     , 2013